EXHIBIT 10.1

                     REAL ESTATE PURCHASE AND SALE AGREEMENT

                  This Real Estate Purchase and Sale Agreement (together with Addenda and Exhibits, the "Agreement") is made by and between GLS COAL COMPANY, a Utah Limited Liability Company ("Purchaser") and PD Company, a Utah General Partnership ("Seller"). The effective date of this Agreement ("Effective Date") shall be the date most recent in time set forth below the signatures of the executing Parties. The foregoing notwithstanding, this Agreement shall not become effective until executed by all parties.

              A. Seller desires to sell to Purchaser the 5,200 acres more or less, of land, improvements, mineral and mining rights and personal property situated thereon including the "COLUMBIA COAL MINE" described in EXHIBIT A attached hereto and incorporated herein by this reference (the "Property").

              B. Purchaser desires to purchase the Property from Seller on the terms specified herein.

         In consideration of the foregoing, the covenants and agreements of the parties and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree:

              1. PURCHASE AND SALE. On the Closing Date (as hereafter defined) and subject to the conditions and on the terms specified herein, Seller shall convey the Property to Purchaser by execution and delivery of a Special Warranty Deed subject to conditions and exceptions as in the deed received by Seller when Seller acquired the Property.

              2. PRICE. The purchase price for the Property shall be the sum of Twenty Million Dollars ($20,000,000.00) ("Purchase Price") including the satisfaction and removal of the liens placed on the property by the Unties States of America. The Purchase Price shall be paid as follows:

              2.1. DEPOSIT. Concurrently with the Purchaser's execution of this Agreement, Purchaser shall deposit a check payable to the client trust account of the law firm of Seal and Kennedy, a professional corporation, in the sum of Ten Thousand Dollars ($10,000.00), as a deposit towards the Purchase Price. Such amount shall be refundable to Purchaser if Seller timely receives Purchaser's written notice of objection pursuant to Section 6. If Seller does not timely receive such written notice, Purchaser's deposit shall be released by Seal and Kennedy and forwarded to Seller and shall become nonrefundable and shall be retained by Seller, as Seller's liquidated damages, in the event of a default by Purchaser which is subject to the provisions of Section 2.2.

              2.2. LIQUIDATED DAMAGES. BY PLACING THEIR INITIALS BELOW THIS PROVISION, PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT; (1) IN THE EVENT OF A DEFAULT BY PURCHASER IN THE PERFORMANCE OF PURCHASER'S OBLIGATION TO TIMELY CLOSE ESCROW (AND EXCLUDING DEFAULTS OF PURCHASER'S INDEMNITY OBLIGATIONS AND ANY OTHER DEFAULTS NOT EXPRESSLY STATED TO BE SUBJECT TO THIS SECTION 2.2), SELLER'S SOLE REMEDY FOR SUCH DEFAULT SHALL BE TERMINATION OF THIS AGREEMENT AND RETENTION OF ALL CASH PAYMENTS MADE PRIOR TO SUCH DEFAULT BY PURCHASER; (2) RETENTION BY SELLER OF CASH PAYMENTS MADE BY PURCHASER SHALL NOT CONSTITUTE A FORFEITURE OR PENALTY, BUT SHALL, INSTEAD, CONSTITUTE LIQUIDATED DAMAGES TO SELLER; (3) WITHOUT LIMITING THE GENERALITY OF CLAUSE (1), SELLER HEREWITH EXPRESSLY WAIVES ANY RIGHT TO SPECIFIC PERFORMANCE OR ANY OTHER REMEDY FOR A DEFAULT COVERED BY THIS SECTION 2.2; (4) IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IN CASE OF A DEFAULT COVERED BY THIS SECTION 2.2; (5) THE AMOUNT OF SUCH LIQUIDATED DAMAGES HAS BEEN EXPRESSLY AND
PARTICULARLY NEGOTIATED BY PURCHASER AND SELLER; AND (6) SUCH AMOUNT IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THE AGREEMENT WAS MADE.

Purchaser's Initials GS                                     Seller's Initials DB

              2.3. PURCHASE PRICE. On the Closing Date Purchaser shall pay an amount of $900,000.00 in cash, including the deposited amount in part 2.1 above. The $900,000.00 in cash is an amount subject to adjustment for prorations made pursuant to Section 12, and shall be wire transferred or otherwise delivered to Seller on the Closing Date pursuant to instructions, which Seller shall give to the Escrow Holder prior to the Closing Date.

         Seller shall deliver escrow instructions to Escrow Holder to pay $850,000 out of escrow at closing to the United States Air Force in consideration of the full satisfaction and removal of all liens placed on the property by the Unties States Air Force. Seller will cooperate to ensure that the liens are removed as soon as possible.

         Within 60 days of closing, an amount of $900,000.00 shall be paid to Seller at the address of record then existing.

         Purchaser shall also execute a non-interest bearing promissory note in the amount of $18,200,000.00 dollars, secured by a first Trust Deed. The note shall not become due and payable unless and until the Columbia Coal Mine can be brought back into production. Purchaser may pay the full amount of the note in advance without penalty. The note shall be paid as follows:


        Within 24 calendar months of the date of closing      $ 5,000,000.00
        Within 36 calendar months of the date of closing      $ 7,500,000.00
        Within 48 calendar months of the date of closing      $ 5,700,000.00

         Seller shall also retain a royalty interest in the ongoing production of the Columbia Coal Mine in the amount of 1.5% Net Overriding Royalty Interest on the gross sales price of the ore removed and sold.

         3. PRELIMINARY REPORT. Upon execution of this Agreement by both parties, Seller shall order, at Seller's cost, a preliminary title report from South Eastern Utah Title Company, 175 East, 100 South, Price, Utah 84501, for delivery as soon as possible to Purchaser. Purchaser shall thereafter be solely responsible for obtaining such updates of such initial preliminary report, as Purchaser may from time to time desire. The initial preliminary report and all updates are hereafter collectively referred to as the "Preliminary Report".

              4. SELLER'S DELIVERY OF DOCUMENTS. Within ten (10) business days of the date an original of this Agreement as fully executed by all parties is in Seller's possession, Seller shall deliver to Purchaser copies of the items identified in Section 4.1 and Section 4.2. In the event this Agreement is terminated, Purchaser agrees to return to Seller at the time of termination all documents delivered to Purchaser, in the same condition as received, and all copies of such documents (or of any documents made available to Purchaser for Purchaser's inspection) made by or on behalf of Purchaser or at Purchaser's direction. Purchaser herewith agrees to indemnify Seller (and all parties identified as a "Releasee" in Section 7.2) from and against any Claims (as defined in Section 7.4) arising from or related to Purchaser's breach of confidentiality, the foregoing covenants, and/or Seller's enforcement of any of the same.

              4.1. All leases/licenses/agreements for the Property or the mineral rights situated thereon, if any, and any amendments thereto; and

              4.2. Copies of each of the following, or, if no items are identified in this Section prior to execution by the parties, such items as Seller may specify in writing to Purchaser within the time period set forth in the first paragraph of this Section 4 (Section 4 documents to be delivered within 10 business days of a fully executed Agreement.)

         References in this Agreement to "Section 4.2 matters" shall include all disclosures and/or documents (other than those specified in Section 4. 1) made, delivered or made available to Purchaser, whether (a) prior to execution of this Agreement, and/or (b) within or after the time period specified in the first paragraph of this Section 4. All Section 4.2 matters are disclosed, delivered and/or made available to Purchaser with the understanding that the same are being disclosed, delivered and/or made available without any representation or warranty (express or implied) as to reliability, accuracy, completeness or suitability for any particular purpose or use.

              5. PURCHASER'S INSPECTION RIGHTS.

              5.1. Purchaser and Purchaser's representatives shall have the right until 12:00 noon, March 20, 2005, to examine the condition of title, to review any existing leases/licenses/agreements for the Property, to review and investigate each of the Section 4.2 matters, and to make such other and additional inspections and investigations of the Property and all matters related thereto as Purchaser and Purchaser's representatives desire. Seller agrees to make the Property available to Purchaser and Purchaser's representatives at all reasonable times for inspection, subject to the requirements of Section 5.2, if applicable, the rights of any tenants of the Property under any provisions of such tenants' leases, and in addition to any such rights of tenants, the requirements: (a) that Purchaser and Purchaser's representatives give Seller at least two business day's advance notice of Purchaser's need for access to the Property; (b) that Purchaser and Purchaser's representatives not unreasonably interfere with the business, operations and personnel of an existing tenant or occupant of the Property; (c) that except as otherwise authorized pursuant to Section 5.2, the Property remain in the condition which existed prior to any such inspections/investigations; (d) that Purchaser and Purchaser's representatives at all times proceed in compliance with all applicable Legal Requirements; and (e) that Purchaser herewith agrees to indemnify and hold Seller (and all other parties identified as a "Releasee" in Section 7.2) and any tenant or occupant of the Property harmless from and against any and all claims or loss defined in Section 7.4, and including, without limitation, mechanics and design professionals here claims, directly or indirectly arising from or related to any inspections, investigations or other activities conducted by Purchaser and/or Purchaser's representatives or the agents, employees or independent contractors of any of the same, whether or not authorized by Seller and without regard to coverage by insurance carried by seller, Purchaser or any other party.

              5.2. If Purchaser desires to include in its inspections and investigations any activity which would require any drilling, excavation, gathering of samples, or disturbance of the Property or any improvement thereon, or which could result in either Seller, Purchaser or any other party having to make a report of the results of the activity to any administrative of regulatory body, the following provisions shall apply.

              5.2.1. Prior to undertaking any such activity, Purchaser shall provide Seller, in writing, with full details of the proposed activity and its purpose and shall not undertake such activity without obtaining Seller's prior written consent. If consent is requested for any such activity to be conducted during the time period governed by Section 5.1, Seller shall not unreasonably withhold consent. If consent is requested for any such activity to be conducted during the time period governed by Section 5.3, Seller may grant or withhold consent in Seller's sole discretion and without regard to reasonableness.

              5.2.2. Without limiting the grounds upon which Seller may reasonably withhold consent, the parties agree that Seller shall expressly not be deemed to have unreasonably withheld consent if consent is withheld because the person or entity proposed by Purchaser to perform the activity lacks substantial experience in performing the activity, fails to enjoy a good business reputation for performing the activity, and/or is not financially reliable.

             5.2.3. If Purchaser reasonably requests such consent for any activity to be conducted within the time governed by Section 5.1, and if Seller fails to give written consent within five (5) business days of having received full written details of the proposed activity and its purpose, Purchaser shall have the right to terminate this Agreement by giving Seller written notice of termination within five (5) business days of the expiration of the time for Seller's written consent. If Purchaser timely terminates, Purchaser's Section
2.1 deposit shall be returned upon  satisfaction  of the conditions set forth in
Section 17. If Purchaser fails to timely terminate, Purchaser shall be deemed to have waived any right to terminate and shall acquire the Property without undertaking the proposed activity and without impairing or limiting the effect of Section 7.

              5.3. In the event that Purchaser waives Purchaser's Section 6 right to object and thereafter desires entry to the Property, Seller agrees that so long as this Agreement continues in effect and so long as Purchaser is not in default of any term or condition of this Agreement, Purchaser and Purchaser's representatives shall have the right of entry subject to each and every of the requirements and indemnities set forth in Sections 5.1 and 5.2 and the additional requirements that: (a) no demolition, grading, site preparation, development or other work of improvement shall take place prior to the Closing Date, without the prior written consent of Seller, which Seller may, in Seller's sole, discretion arid without regard to reasonableness, grant or withhold; and
(b) that neither the withholding (whether reasonable or unreasonable) by Seller of any consent of Seller required by this Section 5.3 or by Section 5.2, if applicable to any entry governed by this Section 5.3, nor any matters discovered by Purchaser as a result of any entry provided for in this Section 5.3, shall entitle Purchaser to terminate this Agreement, or excuse Purchaser from performance of any obligation of Purchaser under this Agreement.

              6. PURCHASER'S RIGHT TO OBJECT. If Purchaser objects to the condition of title, the existing agreements, the Section 4.2 matters, or the condition of the Property or any other matter relating to the Property, Purchaser shall give Seller written notice of Purchaser's objection within the time and in the manner set forth in the next sentence, and this Agreement shall thereupon automatically terminate. To be effective, Purchaser's notice of objection must be actually received by Seller (at the Section 16 address then in effect for delivery of notices) by 12:00 noon on the date set forth in Section 5.1.

              7. "AS IS" SALE; RELEASE AND INDEMNITY.

            7.1. If Purchaser fails to give Seller timely written notice of Purchaser's objection pursuant to Section 6, Purchaser shall be deemed to have waived the right to object. In such event, or in the event Purchaser unconditionally waives Purchaser's right to object in a writing actually received by Seller prior to expiration of the time set forth In Section 6, Purchaser herewith expressly agrees, effective as of the date of Seller's receipt of such written waiver or of the expiration of the time set forth in
Section 6:

             7.1.2. That Purchaser and Purchaser's representatives have been afforded the opportunity to make and have made such inspections of the title to the Property and all matters related thereto as Purchaser and Purchaser's representatives desire and that Purchaser agrees to accept delivery of a deed of title of the same quality as the deed received by Seller when Seller acquired the Property and to accept title to the Property in the condition and subject to all exceptions shown, on such deed and in the Preliminary Report and any additional exceptions arising from or related to any acts or emissions of Purchaser; bonds, taxes and assessments not shown on the Preliminary Report to the extent not delinquent; all matters shown or which would be shown by an accurate survey of the Property; all encumbrances, including encroachments and other rights of third parties, whether physical, open and notorious, or not, excepting only encumbrances expressly consented to during Seller's ownership and not disclosed or otherwise known to Purchaser; and all other matters, whether or not of record, which do not materially interfere with the use of the Property;

              7.1.3. To accept the Property subject to all Section 4.2 matters;

              7.1.4. That Purchaser and Purchaser's representatives have been afforded the opportunity to make, and have made such inspections of the Property and all matters related thereto as Purchaser and Purchaser's representatives desire; and that Purchaser assumes the risk that adverse physical and environmental conditions, surface or subsurface, may not have been revealed by Purchaser's own investigation;

              7.1.5.   That  there  are  no  other   conditions  to  Purchaser's
performance of this Agreement; and

              7.1.6. Buyer acknowledges that Seller and Seller's agents have made no representations of any material facts concerning the Property; that Buyer has had an opportunity to inspect and investigate said Property; that Buyer has made a through independent examination and inspection of said Property and Buyer is relying solely upon his own examination and inspection thereof; and, that Buyer is acquiring the Property "AS-IS". Buyer further acknowledges that Seller has made no representations or warranties as to whether or not the boundary lines of said Property are accurate, nor any representations as to the number of acres contained in the legal description of the Property. Without limiting the generality of the foregoing, Buyer acknowledges further that Buyer has been informed and understands that the Property has not been surveyed and that Seller is not responsible or liable to obtain or provide a survey of said Property. Buyer has been provided a legal description of the Property, which is the same description as that used in this Real Estate Purchase and Sale Agreement. Buyer has had adequate opportunity to examine and inspect the boundaries of said Property and has made its own determination as to acreage and whether the fence lines and boundaries are accurate and is purchasing said Property in reliance upon Buyer's own determination thereof the regardless of whether or not said fence lines and boundaries are accurate.

              8. TITLE. Title to the Property shall be conveyed to Purchaser on the Closing Date subject to: (a) all existing leases/licenses/agreements and amendments thereto; and (b) in the condition and subject to the exceptions described in Section 7.1.

              9. TITLE INSURANCE. On the Closing Date, the Escrow Holder shall, at Seller's expense, issue to Purchaser, in the amount of the Purchase Price of the Property of $20,000,000 an ALTA owner's policy of title insurance insuring Purchaser's interest in the Property subject to the exceptions and conditions of title specified in Section 8.

              10. 1031 AVAILABILITY. Seller desires that the availability to enter into this transaction and sell the property as a "relinquished property" under section 1031 of the Internal Revenue Code. Accordingly Buyer agrees to fully cooperate with the seller in completing the 1031 exchange, at no expense or liability to Buyer for a 1031 exchange on this sale.

              11. CLOSING COSTS; CANCELLATION FEES. At Close of Escrow, all closing and escrow costs shall be shared equally between Seller and Purchaser. At the Closing Date, Purchaser shall assume all outstanding charges of any governmental agencies or special assessment districts (whether or not of record) related to the Property, if any, including, without limitation, sewer installation and hook-up charges.

              12. PRORATIONS. Delinquent Rents; Insurance. Real property taxes, rents and other items of expense and income related to the Property shall be prorated as of the Closing Date. Any sums held by Seller as refundable and nonrefundable security and cleaning deposits and fees and impound accounts from tenants of the Property (to the extent any of the same have not already been consumed pursuant to the terms of any applicable lease) shall be credited in escrow to Purchaser and Purchaser hereby agrees to become responsible for the same.

              13. CLOSING DATE. The Closing Date referred to herein shall mean on or before April 20, 2005. Seller and Purchaser shall execute and deposit into escrow not later than two (2) business days after closing: (1) Note in the amount of $18,200,000.00; (2) Note in the amount of $900,000.00; (3) First Trust Deed for $19,100,000.00; (4) Royalty Agreement; (5) Deed; (6) Deed of Release and Reconveyance executed by Seller and released for filing upon satisfaction of the terms of this agreement by Purchaser.

              14. CLOSING. On the Closing Date, Seller shall deliver to Purchaser the following:

              14.1. An executed and duly acknowledged deed to Purchaser of the same quality as the deed received by Seller when Seller purchased the Property;

              14.2. Possession of the Property;

              14.3. If there are any existing leases/licenses/agreements, and on condition that Purchaser also execute the same, an executed Assignment of Leases/Licenses/Agreements and Lease Guaranties together with all leases/licenses/agreements and amendments, extensions or modifications then in Seller's possession, and all books and records related to the Property;

              15. ATTORNEYS FEES. In the event legal action or other proceedings are instituted to enforce any of the provisions of this Agreement, or any party's rights hereunder, or as a result of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or related to the subject matter of this Agreement, the prevailing party shall be entitled, whether or not such action is prosecuted to judgment or such other proceeding is prosecuted to an award or decision, to all costs and expenses of such litigation or other proceeding, including reasonable attorneys fees, interest, costs of suit, costs of investigation, and costs, expenses and fees Incurred in appellate proceedings, in enforcing any judgment, or in any action or participation in, or in connection with, any case or proceeding under the United States Bankruptcy Code or any successor statutes. The provisions of this
Section 15 providing for post-judgment attorneys fees shall survive any judgment and shall not be deemed merged into any judgment.

              16. NOTICES. Any notices to be given hereunder shall be in writing and, except where actual receipt by a specified date and time is otherwise required by any provision of this Agreement, shall be deemed given upon personal delivery to Purchaser or Seller, as the case may be, or upon deposit in any United States Mail receptacle, first class mail, postage prepaid, certified or registered, return receipt requested, or upon delivery to a nationally-recognized delivery service for overnight, next-day delivery, provided the sender retains a written receipt provided by such service showing the date sender delivered the notice to the service for overnight, next-day delivery, or, if a facsimile number is given with a party's address below, at the time of transmission by facsimile to such facsimile number, provided the sender's facsimile prints a record of the fact, and the time of such transmission and such record is retained by the sender, and, in each case, addressed as follows:

         TO SELLER:                         TO PURCHASER:

         PD Company/ATTN:  Anne S. Peper    GLS Coal Company, L.L.C.
         1366 E. Murray-Holladay Road       9031 S. Canyon Gate Road
         Salt Lake City, Utah 84117         Sandy, Utah 84093

or to such other address as the parties may from time to time designate in writing pursuant to this Section.

              17. EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to any inspection conducted within the time period provided for in Section 5.1, or Sections 6, each party shall be deemed released from any obligation under this Agreement, except the indemnity obligations of Sections 4, and 5. Each party agrees to promptly execute all documents necessary to cancel the escrow. Purchaser agrees: (a) to return to Seller all Section 4 documents and to deliver to Seller any Section 5 activity results; and (b) to deliver and assign to Seller free of any liens or claims of those who prepared or obtained any of the same, all of Purchaser's rights in and to (i) all architectural, engineering, surveying, and other plans, specifications, reports and studies, and (ii) to the extent desired by Seller, all governmental or other approvals, permits, licenses or grants of rights or privileges obtained by Purchaser and relating to development of the Property. In the case of a termination entitling Purchaser to a refund of Purchaser's Section 2.1 deposit, the same shall be returned to Purchaser upon satisfaction of the requirements of this Section. In the case of all other terminations Purchaser's Section 2.1 deposit shall either belong to Seller as liquidated damages if such termination constitutes a default covered by Section 2.2, or shall be held as a deposit against Seller's actual damages, attorneys fees and costs.

              18. ENTIRE AGREEMENT, MODIFICATION. This Agreement and all Addenda and Exhibits attached hereto constitute the entire agreement between Seller and Purchaser, and no agreement, understanding, offer or counter-offer made prior to or contemporaneously with this Agreement, whether oral or written, and, if written, whether signed or not, shall have any force or effect. This Agreement may not be modified except by an instrument in writing signed by both parties.

              19. SUCCESSORS AND ASSIGNS. Other than an assignment by Purchaser prior to the Closing Date (which assignment may be made without approval of Seller), Purchaser may not assign its rights hereunder or vest title after the Closing Date, or at anytime prior to full payment of the amounts due Seller herein, in anyone other than Purchaser, except with Seller's prior written consent. Subject to the preceding sentence, the terms, covenants and conditions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors and assigns of Seller and Purchaser.

              20. DEFINITIONS.

              20. 1. "HAZARDOUS MATERIALS". The term "Hazardous Materials" shall include but not be limited to substances defined as "hazardous substances", "hazardous materials", "hazardous wastes", or "toxic substances" in, or which are otherwise the subject of, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC, pursuant to any of the foregoing; and all amendments or successors to any of the foregoing. Hazardous Materials shall also include petroleum and petroleum by-products, asbestos, and those asbestos-containing materials defined and described in Environmental Protection Agency Report No. 5615-85-024 (June 1985), the substances listed in the U.S. Department of Transportation Table (49 CFR 172.1 01, as amended), or any related or successor report, or other government regulations defining or describing such materials.

              20.2. "BUSINESS DAY". If the date for receipt of any notice, payment of any consideration, or performance of this Agreement falls on a day which is not a business day, the time for such receipt or any other term or condition payment or performance shall be on the next day which is a business day, The term "business day" shall mean any Monday through Friday which is not a day designated as a holiday in the State of Utah.

              20.3. "LEGAL REQUIREMENTS". The term "Legal Requirements" shall mean all federal, state and local laws, codes, statutes, ordinances, orders, rules, regulations, permits, and permit conditions and requirements.

              21. CAPTIONS; CONSTRUCTION. Captions and headings in this Agreement are for convenience only and shall not be taken into consideration in construing any term or provision of this Agreement. Each party acknowledges that such party has reviewed this Agreement, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

              22. FURTHER ASSURANCES. Each party agrees, at the request of the other, to do such other acts and to execute, acknowledge if appropriate, and deliver such additional documents that may be reasonably required to accomplish the intent and purposes of this Agreement.

              23. GOVERNING LAW. This Agreement shall be governed by the common and statutory law of the State of Utah.

              24. SURVIVAL. This Agreement and all of its terms, covenants, conditions, releases, Indemnities, and provisions shall survive the close of this transaction and delivery of any deed.

              25. SELLER NOT A "FOREIGN PERSON" Seller is not a "foreign person" as defined in Section 1.445-IT(e) of the IRS Regulations.

              26. COMMISSIONS. Neither Buyer nor Seller has engaged or are otherwise liable for any amount due or to become due to any broker or sales agent in regards to the transaction giving rise to and evidenced hereby. In the event that any claim (other than those described in the preceding sentence) is asserted by any person claiming a commission with respect to this Agreement arising from any act, representation or promise of a party or its representatives, such party shall indemnify, save, defend and hold every other party harmless from and against any and all such claims, as well as against all costs and expenses related thereto, including attorney's fees and costs.

              27. SELLER'S ACCEPTANCE. This Agreement is not an offer to sell and shall in no way be binding upon Seller unless and until such time as this Agreement is executed by both Purchaser and Seller.

              28. TIME OF ESSENCE. Time is of the essence of this Agreement and the parties have expressly and actively bargained for and negotiated the inclusion of this provision in this Agreement.


              IN WITNESS WHEREOF the parties hereto have executed this Agreement on the dates set forth below their signatures.

          SELLER:                                          PURCHASER:


BY: /S/ PD COMPANY B DAVIES                           BY: /S/ GREGORY L. SEAL
ITS: GENERAL PARTNER                                  ITS: MANAGER
EXECUTED: MARCH 4, 2005                               EXECUTED: MARCH 4, 2005

AT:  Salt Lake City, Utah                            AT:  Salt Lake City, Utah